EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-1 (File No. 333-201731), Form S-3 (File No. 333-191655, 333-185003, 333-185001 and 333-208314) and Form S-8 (File No. 333-192215, 333-176934 and 333-139196) of our report dated March 15, 2016 with respect to the audited consolidated financial statements of Opexa Therapeutics, Inc. as of December 31, 2015 and 3014 and for the years then ended.

We also consent to the references to us under the heading “Experts” in such Registration Statements.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 15, 2016